Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

Tom Ryan Investor Relations Advisor ph: 203.682.8200 fax: 203.682.8201	Mark L. Yoseloff, Ph.D., Chairman and CEO Richard Baldwin, Senior Vice President and CFO ph: 702.897.7150 fax: 702.270.5161

SHUFFLE MASTER, INC. REPORTS RECORD SECOND QUARTER RESULTS

LAS VEGAS . . .Thursday, June 9, 2005 . . . Shuffle Master, Inc. (NASDAQ National Market: SHFL) today announced its operating results for the second quarter and six months ended April 30, 2005.

Second Quarter Financial Highlights

•	Diluted earnings per share from continuing operations increased 36% to $0.19

•	Revenue increased 35% to $27.1 million

•	Income from operations increased 18% to $10.4 million

•	Net cash provided by operating activities increased 268% to $13.7 million

•	EBITDA from continuing operations increased 42% to $13.3 million

Year-to-date Financial Highlights

•	Diluted earnings per share from continuing operations increased 40% to $0.35

•	Revenue increased 47% to $52.5 million

•	Income from operations increased 30% to $20.1 million

•	Net cash provided by operating activities increased 222% to $19.2 million

•	EBITDA from continuing operations increased 51% to $25.7 million

Recent announcements included:

•	On May 3, 2005, the Board of Directors authorized management to repurchase up to $30.0 million of Shuffle Master common stock in the open market under a new share repurchase program. Remaining repurchases under all previous authorizations totaled $2.2 million.

•	On May 4, 2005, the Company announced the first orders for the Easy Chipper® roulette chip sorting machine. This marked the first release of a new product developed by

CARD since the acquisition in May 2004. The first Easy Chipper was purchased by the Casino Munkebjerg Vejle in Vejle, Denmark, followed by a significant multi-unit order from Burswood International Resort Casino in Perth, Australia.

•	On June 6, 2005, the Company announced that its wholly-owned subsidiary, Shuffle Up Productions, Inc., successfully launched its Three Card Poker National Championship, with the first regional tournament held on June 6-7, 2005, at the Mohegan Sun Casino in Connecticut. The Three Card Poker National Championship will give players the opportunity to compete for over $2.0 million in cash prizes, with the finals being held at the Rio All-Suite Hotel and Casino® in Las Vegas from November 27, 2005 through December 2, 2005.

Shuffle Up Productions also announced that it has contracted with LMNO Productions to develop and produce a multi-segment television program, which we anticipate airing in early calendar 2006, based on the 2005 Three Card Poker National Championship tournaments.

Mark L. Yoseloff, Chairman and Chief Executive Officer commented, “We are extremely pleased with our second quarter financial results, as momentum in our core business remained solid. Our performance benefited from a significant revenue increase in our Utility Products segment, as well as a solid contribution from our Entertainment Products segment.” Yoseloff concluded, “Looking to the remainder of fiscal 2005, our market-leading shufflers and table game content, in addition to our increasingly diverse product portfolio, will position Shuffle Master for continued growth. This is highlighted, in part, by continued progress in the roll out of our Table MasterTM product, the recent shipment of our first Easy Chipper roulette chip sorting machines and the successful launch of our Three Card Poker National Championship.”

Utility Products

Revenue from Utility Products totaled $17.4 million in the second quarter, an increase of 69% from $10.3 million in the comparable prior year quarter due to continued strength in the shuffler business. Utility Products lease revenue increased 24% due to a greater number of shuffler units on lease, primarily the Deck Mate®, MD2™ and one2six™ shufflers, as well as a slight increase in the overall average shuffler monthly lease rate. Utility Products sales and service revenue increased 108% as a result of continued strong demand for the one2six shuffler acquired from CARD, increased sales of Deck Mate and MD2 shufflers, as well as an overall increase in average shuffler selling prices.

Entertainment Products

For the quarter, revenue from Entertainment Products decreased slightly to $9.7 million versus $9.8 million in the same prior year period. Entertainment Products lease and royalty revenue remained relatively flat compared to last year due primarily to a higher average monthly royalty rate for Three Card Poker®, the table games acquired from BET Technology, Inc. (“BTI”) in late February 2004, and an increase in the installed base of Four Card PokerTM. These increases were offset by the conversion of Let It Ride® and Three Card Poker royalty units to lifetime license sales, which both yield higher average monthly royalty rates than the acquired BTI table games, as well as the Company’s more recent game introductions. Entertainment Products sales and service revenue was comparable to last year, resulting from flat lifetime license sales of Let It Ride and Three Card Poker.

Operating Expenses

Operating expenses for the quarter totaled $10.0 million compared to $7.5 million in the prior year quarter. The increase in operating expenses was primarily due to higher fees associated with the Company’s legal proceedings, the establishment of the Company’s European headquarters and related headcount resulting from the CARD acquisition, project costs associated with Sarbanes-Oxley 404 compliance and increased investment in research and development activities. As a percentage of revenue, operating expenses for the second quarter were 37%, which is flat compared to the same quarter last year.

Balance Sheet, Cash Flows & Capital Deployment

Cash, cash equivalents, and investments totaled $42.8 million at April 30, 2005, a decrease from $47.0 million at October 31, 2004. Net cash provided by operating activities totaled $13.7 million during the quarter compared to $3.7 million in the prior year quarter. During the second quarter, the Company received a Federal and State income tax refund of approximately $6.6 million for fiscal years ended 2001, 2000 and 1999.

Capital deployment initiatives during the second quarter totaled approximately $2.5 million in capital expenditures. The Company also repurchased 407,500 common shares during the quarter for approximately $10.9 million at an average price of $26.76 per share.

Current Outlook

Management is targeting diluted earnings per share of $0.21 - $0.22 for the third quarter of fiscal 2005 and $0.77 - $0.79 for full year fiscal 2005.

Further detail and analysis of the Company’s financial results for the second quarter and six months ended April 30, 2005, is included in its Quarterly Report on Form 10-Q, which was filed today with the Securities and Exchange Commission.

Shuffle Master, Inc. is a gaming supply company specializing in providing its casino customers Utility Products, including automatic card shufflers, intelligent table systems, and roulette chip sorters, to improve their profitability, productivity and security, and Entertainment Products, including proprietary table games and Table MasterTM games to expand their gaming entertainment content. The Company is included in the S&P Smallcap 600 Index. Information about the Company and its products can be found on the Internet at www.shufflemaster.com.

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This release contains forward-looking statements that are based on management’s current beliefs and expectations about future events, as well as on assumptions made by and information available to management. The Company considers such statements to be made under the safe harbor created by the federal securities laws to which it is subject, and assumes no obligation to update or supplement such statements. Forward-looking statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: changes in the level of consumer or commercial acceptance of the Company’s existing products and new products as introduced; advances by competitors; acceleration and/or deceleration of various product development, promotion and distribution schedules; product performance issues; higher than expected manufacturing, service, selling, administrative, product development, promotion and/or distribution costs; changes in the Company’s business systems or in technologies affecting the Company’s products or operations; reliance on strategic relationships with distributors and technology and manufacturing vendors; results from current and/or future litigation or claims; tax matters, including changes in tax legislation or assessments by taxing authorities; acquisitions or divestitures by the Company or its competitors of various product lines or businesses and, in particular, integration of businesses that the Company may acquire; changes to the Company’s intellectual property portfolio, such as the issuance of new patents, new intellectual property licenses, loss of licenses, claims of infringement or invalidity of patents; regulatory and jurisdictional issues (e.g., technical requirements and changes, delays in obtaining necessary approvals, or changes in a jurisdiction’s regulatory scheme or approach, etc.) involving the Company and its products specifically or the gaming industry in general; general and casino industry economic conditions; the financial health of the Company’s casino and distributor customers, suppliers and distributors, both nationally and internationally; the Company’s ability to meet its debt service obligations, including the Notes, and to refinance its indebtedness, which will depend on its future performance and other conditions or events and will be subject to many factors that are beyond the Company’s control; and various risks related to the Company’s customers’ operations in countries outside the United States, including currency fluctuation risks, which could increase the volatility of the Company’s results from such operations. Additional information on these and other risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K.

Shuffle Master, Inc. will hold a conference call on June 9, 2005 at 2:00 PM Pacific Time to discuss the results of operations for the second quarter ended April 30, 2005. The dial-in number for the call is (201) 689-8263; request “Shuffle Master’s Second Quarter Fiscal 2005 Conference Call.” The call will also be webcast by CCBN and can be accessed at Shuffle Master’s web site www.shufflemaster.com. Immediately following the call and through June 16, 2005, a playback can be heard 24-hours a day by dialing (201) 612-7415; account number is 3055; conference I.D. number is 156658.

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SHUFFLE MASTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in thousands, except per share amounts)

	Three Months Ended April 30,		Six Months Ended April 30,
	2005	2004	2005	2004
Revenue:
Utility products leases	$5,873	$4,755	$11,185	$9,352
Utility products sales and service	11,511	5,541	19,560	9,109
Entertainment products leases and royalties	6,143	6,016	12,291	11,155
Entertainment products sales and service	3,599	3,799	9,411	6,080
Other	2	45	51	69

Total revenue	27,128	20,156	52,498	35,765

Costs and expenses:
Cost of leases and royalties	2,257	1,726	4,604	3,428
Cost of sales and service	4,449	2,115	8,031	3,411
Selling, general and administrative	7,895	5,732	15,779	10,513
Research and development	2,105	1,770	3,974	2,930

Total costs and expenses	16,706	11,343	32,388	20,282

Income from operations	10,422	8,813	20,110	15,483
Other income (expense)	141	(607)	(194)	(492)

Income from continuing operations before tax	10,563	8,206	19,916	14,991
Provision for income taxes	3,734	2,872	7,008	5,247

Income from continuing operations	6,829	5,334	12,908	9,744
Discontinued operations, net of tax	16	168	59	1,612

Net income	$6,845	$5,502	$12,967	$11,356

Basic earnings per share:
Continuing operations	$0.19	$0.14	$0.37	$0.26
Discontinued operations	—	0.01	—	0.04

Net income	$0.19	$0.15	$0.37	$0.30

Diluted earnings per share:
Continuing operations	$0.19	$0.14	$0.35	$0.25
Discontinued operations	—	—	—	0.04

Net income	$0.19	$0.14	$0.35	$0.29

Weighted average shares outstanding:
Basic	35,301	37,284	35,116	37,241
Diluted	36,816	38,642	36,831	38,565

SHUFFLE MASTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	April 30, 2005	October 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$16,062	$20,580
Investments	26,763	26,458
Accounts receivable, net	12,354	11,205
Investment in sales-type leases, net	7,009	4,739
Inventories	7,232	5,853
Prepaid income taxes	3,257	6,373
Deferred income taxes	2,758	2,195
Other current assets	1,286	851

Total current assets	76,721	78,254
Investment in sales-type leases, net	9,854	7,068
Products leased and held for lease, net	7,474	5,461
Property and equipment, net	3,543	3,507
Intangible assets, net	58,099	47,812
Goodwill, net	38,045	37,556
Other assets	8,501	5,634

Total assets	$202,237	$185,292

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,104	$3,304
Accrued liabilities	5,404	5,497
Customer deposits and unearned revenue	3,090	3,532
Note payable and current portion of long-term liabilities	3,262	250

Total current liabilities	16,860	12,583
Long-term liabilities, net of current portion	162,634	157,648
Deferred income taxes	267	332

Total liabilities	179,761	170,563

Contingencies
Shareholders’ equity:
Preferred stock, no par value; 507 shares authorized; none outstanding	—	—
Common stock, $0.01 par value; 151,875 shares authorized; 35,171 and 34,958 shares issued and outstanding	352	233
Additional paid-in capital	4,716	9,593
Deferred compensation	(2,812)	(1,765)
Retained earnings	13,665	698
Cumulative currency translation adjustment	6,555	5,970

Total shareholders’ equity	22,476	14,729

Total liabilities and shareholders’ equity	$202,237	$185,292

SHUFFLE MASTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Three Months Ended April 30,		Six Months Ended April 30,
	2005	2004	2005	2004
Cash flows from operating activities:
Net income	$6,845	$5,502	$12,967	$11,356
Depreciation and amortization	2,981	1,407	5,757	3,012
Other operating activities	3,903	(3,175)	439	(8,425)

Net cash provided by operating activities	13,729	3,734	19,163	5,943

Cash flows from investing activities:
Net changes in investments	(127)	(22,119)	(305)	(19,463)
Payments for products leased and held for lease	(1,966)	(1,248)	(3,621)	(1,895)
Other capital expenditures	(566)	(520)	(4,182)	(968)
Acquisition of businesses	—	(6,144)	—	(6,144)
Proceeds from disposition of slot assets	—	411	—	8,858
Other	(199)	(1,698)	(3,416)	(2,745)

Net cash used by investing activities	(2,858)	(31,318)	(11,524)	(22,357)

Cash flows from financing activities:
Proceeds from issuance of convertible notes, net of issue costs	—	145,434	—	145,434
Repurchases of common stock	(10,906)	(78,661)	(15,256)	(78,661)
Proceeds from issuances of common stock, net	1,410	2,998	4,835	4,439
Payment of long-term liabilities	(358)	—	(1,736)	—

Net cash provided (used) by financing activities	(9,854)	69,771	(12,157)	71,212

Net increase (decrease) in cash and cash equivalents	1,017	42,187	(4,518)	54,798
Cash and cash equivalents, beginning of period	15,045	15,285	20,580	2,674

Cash and cash equivalents, end of period	$16,062	$57,472	$16,062	$57,472

SHUFFLE MASTER, INC.

SUPPLEMENTAL DATA

(Unaudited, in thousands, except unit data)

UNIT DATA

	Three Months Ended April 30,		Six Months Ended April 30,
	2005	2004	2005	2004
Shufflers installed base (end of quarter)
Lease units	4,768	3,884	4,768	3,884

Sold units, inception-to-date:
Beginning of quarter	11,583	7,788	11,151	7,506
Sold during quarter	777	499	1,335	787
Less trade-ins and exchanges	(80)	(29)	(206)	(35)

End of quarter	12,280	8,258	12,280	8,258

Total installed base (a)	17,048	12,142	17,048	12,142

Table games installed base (end of quarter)
Royalty units	2,688	2,866	2,688	2,866

Sold units, inception-to-date:
Beginning of quarter	563	112	365	72
Sold during quarter	70	66	268	106

End of quarter	633	178	633	178

Total installed base (a)	3,321	3,044	3,321	3,044

FINANCIAL DATA

	Three Months Ended April 30,		Six Months Ended April 30,
	2005	2004	2005	2004
Reconciliation of income from continuing operations to EBITDA:

Income from continuing operations	$6,829	$5,334	$12,908	$9,744
Interest expense (income), net	(359)	(96)	(239)	(211)
Provision for income taxes	3,734	2,872	7,008	5,247
Depreciation and amortization	3,142	1,299	6,062	2,298

EBITDA from continuing operations (b)	$13,346	$9,409	$25,739	$17,078

(a)	Installed Base is the sum of product units under lease or license agreements and inception-to-date sold units. Management believes that installed units is an important gauge of segment performance because it measures historical market placements of leased and sold units and it provides insight into potential markets for service and next generation products. Some sold units may no longer be in use by the Company’s casino customers or may have been replaced by other models. Accordingly, the Company does not know precisely the number of units currently in use.
(b)	EBITDA (defined as income from continuing operations before net interest, provision for income taxes, and depreciation and amortization) is not a financial measure calculated in accordance with GAAP and should not be considered as an alternative to income from operations as a performance measure. EBITDA is presented solely as a supplemental disclosure because management believes it is a useful performance measure and widely used within its industry. EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.